UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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2019 Annual General Meeting Horizon Pharma plc April 2019

This presentation contains forward-looking statements, including, but not limited to, statements related to Horizon's estimated peak annual net sales of certain medicines and medicine candidates; potential market opportunity for Horizon’s medicines in approved and potential additional indications; potential implications of Horizon’s proxy proposals; and business and other statements that are not historical facts. These forward-looking statements are based on Horizon's current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that Horizon’s future financial and operating results may differ from its expectations or goals; Horizon’s ability to grow net sales from existing products; the availability of coverage and adequate reimbursement and pricing from government and third-party payers; risks relating to Horizon’s ability to successfully implement its business strategies; risks inherent in developing novel medicine candidates, such as teprotumumab, and existing medicines for new indications; risks related to acquisition integration and achieving projected benefits; risks associated with regulatory approvals; risks in the ability to recruit, train and retain qualified personnel; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, including any changes in the legal and regulatory environment in which Horizon operates and those risks detailed from time-to-time under the caption "Risk Factors" and elsewhere in Horizon's filings and reports with the U.S. Securities and Exchange Commission. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information. Forward-Looking Statements

2019 Annual General Meeting Agenda and Overview of Share Issuance Proposals 6 and 7 Agenda Overview of Share Issuance Proposals 6 and 7 (see slides 11-20) Nasdaq: The Nasdaq Global Select Market. SEC: U.S. Securities and Exchange Commission. Proposal 1: Election of Directors Proposal 2: Appointment of Independent Auditors Proposal 3: “Say-on-Pay” Proposal 4: Open-Market Share Repurchase Authority Proposal 5: Authorized Share Capital Increase (see slides 21-22) Proposal 6: Existing Share-Issuance Allotment Authority Renewal (see slides 11-20) Requires majority of votes cast Proposal 7: Renewal of Pre-Emption Opt-Out Authority (see slides 11-20) Requires 75% of votes cast Proposal 8: Adjournment to Solicit Additional Proxies If Proposal 7 Is Not Approved (see slide 20) Proposal 9: Change of Company Name Proposal 10: Amended and Restated 2014 Equity Incentive Plan (see slides 23-24) Proposal 11: Amended and Restated 2014 Non-Employee Equity Plan (see slides 25-26) Under Irish law, our directors must have specific authority from shareholders to issue shares (Proposal 6: “share-issuance allotment”) and to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis (Proposal 7: “pre-emption opt-out”). Our current share issuance authorities expire on September 19, 2019. We believe our Board has used the current share issuance authorities responsibly. The renewal of our current authorities is fundamental to the way we intend to advance our business and increase shareholder value. Approval of the share issuance proposals will maintain the status quo within our authorized share capital, allowing our Board continued flexibility to issue ordinary shares, subject to the shareholder approval and other requirements of Nasdaq(1) and the SEC (2).  The renewal of our existing share issuance authorities, as proposed: is important to our ability to execute on our business and growth strategy without competitive disadvantage; will keep us on an equal footing with our peer companies who are incorporated and listed in the U.S., while also fully complying with Irish law; will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares; and is fully consistent with U.S. capital markets practice and governance standards.

About Horizon

We Are a Leading Rare Disease Biopharma Company We are a biopharma company focused on making a powerful difference for patients, their caregivers and physicians by researching, developing and commercializing innovative medicines that address unmet treatment needs for rare and rheumatic diseases. In five years, we have rapidly transformed and diversified the company, growing from two medicines with net sales of $74 million in 2013 to 11 medicines in 2018 with net sales of $1.2 billion. Our ordinary shares are listed exclusively in the U.S. on the Nasdaq market, and the U.S. capital markets are the sole capital markets for our ordinary shares. We are incorporated in Ireland.

We Are Executing on Our Strategy

Our Strategy

- **Build a robust pipeline of rare disease medicines**
- **Build a leading R&D function**
- **Maximize KRYSTEXXA to enhance our leadership in uncontrolled gout**

Significant Progress in 2018

- **Teprotumumab:** Fully enrolled Phase 3 trial; initiated commercial launch activities
- **Uncontrolled gout R&D programs:** Immunomodulation strategy
- **Transformed R&D organization:** Added of scientific leadership team
- **KRYSTEXXA:** Doubled commercial team and addressable patient population to accelerate vial growth

Leveraging Our Momentum in 2019+

- **Teprotumumab Phase 3 topline data announced March 2019:** Primary endpoint achieved at 82.9%; all secondary endpoints met; $p<0.001$
- **Advancing toward peak net sales expectations:**
  - **KRYSTEXXA:** >$750M[1]
  - **Teprotumumab:** >$750M[1]
- **Potential upside with future pipeline assets**

(1) Horizon peak sales estimate for U.S. net sales only.
Teprotumumab is an investigational candidate and its safety and efficacy have not been established.

HORIZON PHARMA
For us, it's personal
6

34% 1-Year Total Shareholder Return ~70% Orphan & Rheumatology Segment % of Net Sales 156% 5-Year Total Shareholder Return 65% Net Sales Growth of KRYSTEXXA®, Our Flagship Medicine 14% Total Net Sales Growth $1.2B Record Total Net Sales 16% Adjusted EBITDA1 Growth 2018: A Year of Strong Performance Generating Record Net Sales and Strong Shareholder Value Except for 5-year total shareholder return, growth percentages represent comparison to full-year 2017. (1) Adjusted EBITDA is a non-GAAP measure; see reconciliation slides at the end of the presentation for a reconciliation of GAAP to non-GAAP measures.

Our Orphan and Rheumatology Segment Driving Growth Now and In the Future Teprotumumab is an investigational candidate and its safety and efficacy have not been established. 2014 through 2017 represent Orphan and Rheumatology net sales, including KRYSTEXXA. 2018 shows KRYSTEXXA net sales in orange. (1) Horizon Pharma peak sales estimate for U.S. net sales only. KRYSTEXXA >$750M(1) KRYSTEXXA Teprotumumab >$750M(1) 2014-2018 CAGR: 101% Durable base of rare disease medicines ~70% of 2018 net sales Expectation for significant peak sales for KRYSTEXXA and teprotumumab Potential upside with future pipeline assets

Our Strong Balance Sheet Supports Our Strategy Evolving Our Capital Structure to Be in Line with Aspirational Peers Strong Cash Balance and Net Debt Position Disciplined Approach to Debt Gross Debt at Dec. 31, 2018: $1.993 billion Earliest maturity: 2022 for $400 million exchangeable notes (conversion price of $28.66) Net Debt to LTM Adjusted EBITDA Leverage Ratio: Dec. 31, 2017: 3.3x vs. Dec. 31, 2018: 2.3x March 2019 Equity Offering: Raised $345 million to use for debt reduction along with balance sheet cash. Debt Repayment: Repaid $300 million of outstanding term loans. Gave irrevocable notice on April 1 to repay on May 1 $250 million of 6 5/8% senior notes due 2023. Gross Debt at March 31, 2019: $1.693 billion Target Leverage Ratios: Gross: <3.0x; Net: <2.0x LTM: Last twelve months Note: Net debt and LTM adjusted EBITDA are non-GAAP measures; see reconciliation slides at the end of the presentation for a reconciliation of GAAP to non-GAAP measures.

We are incorporated in Ireland. Our ordinary shares are listed exclusively on Nasdaq. Although we are an Irish company, we are a U.S. domestic reporting company under rules of the SEC—we are not a foreign private issuer within the meaning of SEC rules. What it means to be listed in the U.S. and incorporated in Ireland: Because we are incorporated in Ireland, we comply with Irish company law. Because our ordinary shares are listed exclusively in the U.S. on Nasdaq, we follow the rules and regulations of the SEC and the Nasdaq rules and listing standards. We are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq. We are committed to following customary U.S. capital markets practices and corporate governance standards. We Are Listed in the U.S. and Incorporated in Ireland

About Proposals 6, 7 and 8: Share Issuance Proposals

As an Irish plc, we are required to obtain shareholder authorization to allot and issue any of our ordinary shares (other than pursuant to employee equity plans). In addition, unless waived by shareholders, we cannot issue ordinary shares for cash without first subjecting the issuance to preemptive rights. As a matter of Irish law, these authorizations and waivers are required to be renewed at least every five years. There is no limit under Irish law on the amount of shares that these approvals may cover (apart from the Irish-incorporated company’s then-authorized but unissued share capital).  Our current share issuance authorities expire on September 19, 2019. Proposals 6 and 7, which we refer to as our share issuance proposals, ask our shareholders to approve the renewal, for a five-year period, of: our Board’s authority to allot and issue ordinary shares up to our authorized but unissued share capital, and to allot and issue those shares for cash without first being required to offer such shares to all of our shareholders on a pro-rata basis. Why Proposals 6 and 7 Are on the Agenda

Acquisitions and similar transactions are an integral component of our business and growth strategy, and the ability to quickly raise and deploy capital is critical for us. Our management and Board rely heavily on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions, financings and other capital-intensive opportunities.  If we had not had our current authority, we would not have been able to complete the Hyperion Therapeutics, Inc. (Hyperion) or Crealta Holdings LLC (Crealta) acquisitions or our recent $345 million public equity offering, the proceeds of which were used to reduce our debt. Many of the opportunities like these are highly competitive, with multiple parties often offering comparable or even more favorable economics.  Approval of the share issuance proposals will continue to keep us on an equal footing with U.S.-based peer companies in deploying our capital and competing for, and completing, acquisitions and similar strategic transactions designed to advance our business and increase shareholder value. If the share issuance proposals are not approved, we may be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities, even if we would not otherwise be required to obtain shareholder approval under the Nasdaq rules. This could put us at a distinct disadvantage compared to many of our peers in competing for, and completing, acquisitions and similar transactions that are in our and our shareholders’ best interests. The Requested Share Issuance Authorities Are Important to Our Business Strategy

We have effected our strategy to evolve Horizon to a biopharma company focused on rare and rheumatic disease medicines through acquisitions or similar transactions valued at ~$2.5 billion in the aggregate. Each of these transactions was funded with cash on hand and/or borrowings under credit facilities, senior notes, exchangeable notes or other capital transactions, and we have been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets.  We have issued equity or equity-linked securities for capital raising purposes on several occasions over the past five years, including: a March 2015 private placement of exchangeable senior notes, an April 2015 underwritten public offering of ordinary shares used in part to fund our $1.1 billion acquisition of Hyperion in May 2015 and our $540 million acquisition of Crealta in January 2016; and most recently, an underwritten public offering in March 2019 that we are using to reduce our indebtedness.  These transactions speak to both the vibrancy of our targeted business development efforts and our disciplined use of equity, as well as our commitment to deploy capital wisely to meet strategic goals that are in the best interests of our shareholders.  We Have Demonstrated Our Deliberately Disciplined Use of Equity to Advance Our Growth Strategy

Strategic Acquisitions and Transactions Since 2014

2014
September 2014
Acquisition of Vidara Therapeutics Intl.
ACTIMMUNE®
(interferon gamma-1b)

2015
May 2015
Acquisition of Hyperion Therapeutics, Inc.
RAVICTI®
(glycerol phenylbutyrate) Oral Liquid

2016
January 2016
Acquisition of Crealta Holdings LLC
KRYSTEXXA®
pegloticase

2016
October 2016
Acquisition of Raptor Pharmaceutical Corp.
12-HOUR PROCYSBI®
(cysteamine bitartrate) delayed-release capsules

2017
May 2017
Acquisition of River Vision Development Corp.
Teprotumumab
Late-stage development candidate for thyroid eye disease

2018
January 2018
- Acquisition of HZN-003 from MedImmune LLC
- Partnered with XL-protein GmbH on PASylated Uricase

HZN-003 and PASylated Uricase
for uncontrolled gout

2019
January 2019
Collaboration with HemoShear Therapeutics LLC
Gout Discovery Collaboration

Teprotumumab is an investigational candidate and its safety and efficacy have not been established.

HORIZON PHARMA
For us, it's personal
15

We believe we have made significant progress in executing on our business plans and long-term strategy, while also creating value for our shareholders. Our Board has been deliberately disciplined in authorizing share issuances for capital-raising purposes. We believe our past capital-raising transactions have been well-timed, well-executed and successfully raised critically needed capital to further our business strategy. We believe we have been equally disciplined in managing and deploying our cash resources. Our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to future share issuances. We Believe Our Board Has Responsibly Used Its Current Share Issuance Authorities

We believe that the limitations on our share issuance authorities place us at a competitive disadvantage compared to our U.S.-incorporated and exchange-listed peers. U.S.-listed and incorporated companies are not generally required to – and do not – seek shareholder approval to issue shares outside Nasdaq requirements (which we are subject to), or to waive pre-emptive rights to existing shareholders. It is important that we have the flexibility to quickly take advantage of strategic opportunities, including potentially transformative acquisitions and other capital intensive opportunities, if and when such opportunities arise. We believe the additional restrictions on our ability to deploy capital if the share issuance proposals are not approved would negatively impact our ability to quickly take advantage of such opportunities. We solicited the viewpoints of shareholders representing more than 70% of our issued shares and had discussions with shareholders representing 30% of our issued share. The discussions were productive and informative. The shareholders we spoke with have generally understood that renewing our share issuance authorities to the maximum extent permitted by Irish law would be both consistent with Irish and U.S. laws and regulations; would allow us to compete on an equal footing with our U.S.-incorporated and exchange-listed peers; and would allow us to continue to execute on our business and growth strategy in a timely and competitive manner. The Requested Share Issuance Authorities Enable Us to Compete on Equal Footing with Our U.S.-Incorporated and Exchange-Listed Peers

Approval of the share issuance proposals will maintain the status quo, allowing our Board continued flexibility to issue ordinary shares within our authorized share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC.  The renewal of our existing share issuance authorities, as proposed: is important to our ability to execute on our business and growth strategy without competitive disadvantage; will keep us on an equal footing with our peer companies who are incorporated and listed in the U.S., while also fully complying with Irish law; will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares; and is fully consistent with U.S. capital markets practice and governance standards.  Why You Should Vote “FOR” Proposals 6 and 7

If Proposals 6 and 7 are not approved, our Board’s current share issuance authorities – that have been in place since incorporation as an Irish company – will expire on September 19, 2019. If Proposal 6 is not approved: After September 19, 2019, we will generally not be able to issue shares (other than to employees pursuant to our equity compensation plans) without shareholder approval, even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules. If Proposal 7 is not approved: After September 19, 2019, we will generally not be able to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis. The above limitations, in either case, would put us at a distinct disadvantage vis-a-vis many of our peers in effectively and efficiently raising capital, and in competing for acquisitions and similar transactions. Many of the companies with which we compete strategically and for capital are incorporated in the U.S., and are therefore not subject to similar share issuance restrictions. These limitations would make it more difficult and costly for us to complete capital raising transactions in furtherance of our growth strategy, thus potentially limiting our ability to raise the capital necessary to execute on the strategy that we believe is in the best interests of our shareholders. What If Proposals 6 and 7 are Not Approved?

Proposal 7 – to renew our directors’ authority to issue shares for cash without first offering shares to existing shareholders – is a special resolution under Irish law requiring an affirmative vote of 75% of the votes cast on the proposal. Given this high vote requirement, we propose to have the ability to adjourn the meeting to solicit additional proxies if there are insufficient votes at the scheduled time of the meeting to approve Proposal 7. Proposal 8 would only allow adjournment to solicit additional proxies if there are insufficient votes to approve Proposal 7. If you support Proposal 7, we believe that a vote for the adjournment proposal also warrants your support. Why Proposal 8 Is on the Agenda and Why You Should Vote “FOR” Proposal 8

About Proposal 5: Authorized Share Capital Increase

We are seeking approval of an increase of our authorized share capital of an additional 300 million ordinary shares of nominal value $0.0001 per share. Shareholder approval is required to increase the authorized share capital of an Irish plc. As of March 15, 2019, we have approximately 33,369,710 ordinary shares available for future use (i.e., shares that are not already outstanding or reserved for future issuance. Our Board believes that this authorized share capital increase proposal will make sufficient shares available to provide the additional flexibility necessary to pursue our business objectives.  If our shareholders do not approve this proposal, we may not be able to access the capital markets, enter into debt refinancings, complete acquisitions or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success without further shareholder approval.  Why Proposal 5 Is on the Agenda and Why You Should Vote “FOR” Proposal 5

About Proposal 10: Amendment and Restatement of 2014 Equity Incentive Plan

In February 2019, the Compensation Committee approved amending our Amended and Restated 2014 Equity Incentive Plan (2014 EIP). We are seeking approval of the amendment to 2014 EIP to increase shares available under the 2014 EIP by 9,000,000 ordinary shares. Additional shares are critical to attract and retain key individuals essential to our success. With our rapid growth over the last several years, our workforce needs are increasing, , including critical headcount expected to be added over the next year in preparation of the launch of teprotumumab, assuming approval by the U.S. Food and Drug Administration (FDA). We expect the additional shares to last up to two years assuming grants consistent with past practices and usage, absent any material change in our business. Based on analysis provided by the Compensation Committee's consultant, we believe the additional shares requested are within generally accepted standards as measured by plan costs relative to industry standards. Why Proposal 10 Is on the Agenda and Why You Should Vote “FOR” Proposal 10

About Proposal 11: Amendment and Restatement of 2014 Non-Employee Director Plan

In February 2019, the Compensation Committee approved amending our Amended and Restated 2014 Non-Employee Equity Plan (Non-Employee Plan). We are seeking approval of the amendment to the Non-Employee Plan to increase shares available under the Non-Employee Plan by 750,000 ordinary shares, a relatively small amount. Additional shares have not been requested for the Non-Employee Plan since its inception in 2014 and currently only 116,163 ordinary shares remain available for grant under the plan. Additional shares are critical to be able to grant awards to attract and retain our non-employee directors and consultants, as well as to provide long-term incentives that align their interest with those of our shareholders. Of note, in October 2018, the Compensation Committee approved a change to the non-employee director compensation, reducing the value of the annual equity grant from $450,000 to $400,000 and replacing an automatic $600,000 equity grant upon a non-employee director’s first election or appointment to the Board with a pro-rata annual equity grant.(1) Why Proposal 11 Is on the Agenda and Why You Should Vote “FOR” Proposal 11 More information on the revised non-employee director compensation policy is available in the Horizon Pharma plc 2019 Proxy Statement in “Non-Employee Director Compensation” on page. 66.

About Our Corporate Governance

Our Board of Directors is Substantially Independent and Has a Mix of Newer and Longer-Tenured Directors Substantially Independent with Balanced Tenure Mix Balanced Mix of Relevant Skills and Experience Diversity Policy Instituted in 2018

Strong Corporate Governance Practices

Strong Corporate Governance Practices in Our Executive Compensation Program

Elements of Our Executive Compensation Program Designed to Align Interests of Our Executive Officers and Shareholders Our program includes short- and long-term performance incentive components and rewards consistent performance that meets or exceeds expectations.

A significant portion – a higher percentage than the majority of our peers – of target total compensation for our CEO and other NEOs is structured in the form of “at risk” compensation: annual performance-based incentives and performance share units (PSUs). The restricted share unit (RSU) portion of the target total compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.  In addition, we employ a one-year post-issuance holding period on all post-2017 equity grants for executive officers. Pay-For-Performance Philosophy NEO: Named executive officers. “NEO 2018 Pay Mix at Target” excludes Timothy Walbert, Horizon Pharma plc chairman, president and CEO

Annual General Meeting Details

Our 2019 Annual General Meeting is on May 2, 2019. Our Board of Directors recommends that you "FOR" each of the nominees in Proposal 1 and "FOR" each of the other proposals. Your vote is important, no matter how many or how few shares you may own. Please help us avoid the expense of further solicitation by voting today. If you require any assistance in voting your shares or have any other questions, please call Alliance Advisors, our proxy solicitor, a +1.855.973.0094. We Value Your Support at Our 2019 Annual General Meeting

Reconciliations of GAAP to Non-GAAP Measures

Note Regarding Use of Non-GAAP Financial Measures EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon as non-GAAP financial measures. Horizon provides certain other financial measures such as net debt, which include adjustments to GAAP figures. These non-GAAP measures are intended to provide additional information on Horizon’s performance, operations, expenses, profitability and cash flows. Adjustments to Horizon's GAAP figures as well as EBITDA exclude acquisition and/or divestiture-related expenses, charges related to the discontinuation of ACTIMMUNE development for Friedreich’s ataxia, gain from divestiture, gain from sale of assets, an upfront fee for a license of a patent, litigation settlements, loss on debt extinguishment, costs of debt refinancing, drug manufacturing harmonization costs, restructuring and realignment costs, as well as non-cash items such as share-based compensation, depreciation and amortization, royalty accretion, non-cash interest expense, long-lived asset impairment charges, impacts of contingent royalty liability remeasurements and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon maintains an established non-GAAP cost policy that guides the determination of what costs will be excluded in non-GAAP measures. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon's financial and operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected future financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators Horizon's management uses for planning and forecasting purposes and measuring the Company's performance. For example, adjusted EBITDA is used by Horizon as one measure of management performance under certain incentive compensation arrangements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

GAAP to Non-GAAP Reconciliation EBITDA and Adjusted EBITDA – Twelve Months Ended December 31 ($ in thousands)

GAAP to Non-GAAP Reconciliation Net Debt ($ in thousands) (1) Includes long-term debt obligations pursuant to the Company's Credit Agreement, 6.625% Senior Notes due 2023 and 8.75% Senior Notes due 2024. (1)

2019 Annual General Meeting Horizon Pharma plc April 2019